Exhibit 2.2

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

THIS INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this “Agreement”) is made as of June 9, 2008 (the “Effective Date”) by and between Kevin Jones, an individual residing at 752 Rodeo Circle, Orange, CA 92869 (“Seller”), and Higher One, Inc., a Delaware corporation (“Buyer”).

BACKGROUND

WHEREAS Seller owns certain intellectual property;

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase, Seller’s right title and interest in and to such intellectual property subject to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the mutual covenants herein contained the parties agree as follows:

1. DEFINITIONS

As used in this Agreement, the following terms shall be defined as set forth below:

1.1 “Affiliate” has the meaning given to such term in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

1.2 “Evisions” means Evisions, Inc., a Nevada corporation.

1.3 “Intellectual Property” means the intellectual property owned by Seller as of the Effective Date that is described on Exhibit A.

1.4 “Higher One Technology” means Buyer’s technology that supports its payment processing and other of its financial transaction (whether in existence as of the date of this Agreement or in the future, provided that any current or future technology is secure file-based transfer technology).

1.5 “Party” means Buyer or Seller, and “Parties” means Buyer and Seller together.

1.6 “Products” means certain products known as the “IntelleCard” and the “IntelleCheck.”

1.7 “Qualified Educational Institution” means each college or university listed on Exhibit B which enters into a written agreement with Buyer or an Affiliate of Buyer (either before or after the Effective Date) to purchase services from Buyer or an Affiliate of Buyer using the Higher One Technology (an “HOI Service Agreement”); provided, however, that any such college or university that enters into an HOI Service Agreement and thereafter fails to launch such HOI services using the integration to a Product within one hundred twenty (120) days after entering into the HOI Service Agreement (a) shall cease to be a Qualified Educational Institution from and after the one hundred twenty-first (121st) day after entering into the HOI Service

Agreement until such college or university actually launches the services using the integration to a Product; and (b) such college or university shall be deemed to be a Qualified Educational Institution for all purposes under this Agreement from and after the date of such launch. By way of example, but without limiting the generality of the foregoing, if a college listed on Exhibit B enters into an HOI Service Agreement on November 1, 2009, and such college fails to launch the HOI services with integration to a Product until March 15, 2010, then such college (i) shall be a Qualified Educational Institution for all purposes under this Agreement (including Section 3.2(a) below) from November 1, 2009 through March 1, 2010; (ii) shall not be a Qualified Educational Institution from March 2, 2010 through March 14, 2010; and (iii) shall be a Qualified Educational Institution from and after March 15, 2010. Exhibit B may be amended from time to time upon the written agreement of Buyer and Seller.

1.8 “Student Enrollment” means, with respect to any Qualified Educational Institution, the number of undergraduate students enrolled thereat (as reported on IPEDS, available at http://nces.ed.gov/ipeds).

1.9 “Third Party” means any entity other than Buyer or Seller and their respective Affiliates.

2. SALE AND PURCHASE OF INTELLECTUAL PROPERTY

2.1 Purchase and Sale of Intellectual Property. On and subject to the terms and conditions of this Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, all of Seller’s right, title and interest in and to the Intellectual Property, free and clear of any security interest, lien, charge, option, claim or other encumbrance (each, a “Lien”).

2.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 A.M. at the offices of Wiggin and Dana LLP, 265 Church Street, New Haven Connecticut, on the Effective Date, or on such other date or at such other time and place as Buyer and Seller may mutually agree. The date on which the Closing is held is referred to in this Agreement as the “Closing Date.” Alternatively, the Closing may be consummated by the exchange of signature pages by facsimile and overnight mail. For the purposes of passage of title and risk of loss, allocation of expenses, adjustments and other economic or financial effects of the transaction contemplated hereby, the Closing shall be deemed to have occurred at 12:01 a.m. local time on the Closing Date.

3. CONTINGENT PURCHASE PRICE

3.1 Equity Payment. The full consideration for the Intellectual Property shall equal one million (1,000,000) shares of the Buyer’s common stock, $0.001 par value per share (the “Shares”), which Shares shall be subject to the Buyer’s repurchase rights set forth in Section 3.2 below.

3.2 Buyer’s Repurchase Rights. The Buyer (or its designee) shall have the right to purchase from the Seller, and, in the event the Buyer exercises such right, the Seller shall be obligated to sell to the Buyer (or its designee), at a price per Share of $0.001 (the “Repurchase

Right”), all or any part of the Shares as set forth in clauses (a), (b) and (c), below. Pursuant to Section 3.4, the Repurchase Right shall apply to any securities, property and/or cash (x) distributed in respect of any of the Shares, (y) into which any of the Shares are converted or (z) for which any of the Shares shall be substituted.

(a) If the Student Enrollment at all Qualified Educational Institutions is less than one hundred thousand (100,000) on December 31, 2009, the Buyer may exercise its Repurchase Right with respect to all of the Shares, provided that written notice of such exercise is given to Seller on or prior to January 31, 2010.

(b) If the Student Enrollment at all Qualified Educational Institutions is less than two hundred thousand (200,000) on December 31, 2010, the Buyer may exercise its Repurchase Right with respect to all of the Shares, provided that written notice of such exercise is given to Seller on or prior to January 31, 2011.

(c) If the Student Enrollment at all Qualified Educational Institutions is less than one million (1,000,000) on December 31, 2011, the Buyer shall be deemed to have exercised its Repurchase Right with respect to the number of Shares equal to (i) one million (1,000,000) less (ii) the Student Enrollment at all Qualified Educational Institutions on December 31, 2011, regardless of whether any notice of such exercise is provided to Seller.

3.3 Repurchase Closing. In the event that the Buyer exercises its Repurchase Right, the Buyer shall notify the Seller in writing of its intent to repurchase the Shares (which, in the case of a purchase under Section 3.2(a) or 3.2(b), above, must be give within the applicable time period specified in Section 3.2(a) or 3.2(b)). The notice shall specify the place, time and date for payment of the repurchase price (the “Repurchase Closing”) and the number of Shares with respect to which the Buyer is exercising its Repurchase Right. The Repurchase Closing shall be not less than five (5) days nor more than thirty (30) days from the date the notice is given, and the Seller shall have no further rights as the owner of such Shares from and after the date specified in the notice for the Repurchase Closing. At the Repurchase Closing, the repurchase price shall be delivered to the Seller and the Shares being repurchased shall be cancelled pursuant to Section 3.4.

3.4 Escrow. As security for the Seller’s faithful performance of the terms of this Agreement and to ensure that the Shares will be available for delivery upon exercise of the Repurchase Right as herein provided, upon issuance, the certificates for Shares shall be held in escrow by Union Bank of California N.A. (the “Escrow Agent”) until the earlier of (a) the date on which none of the Shares remain subject to the Repurchase Right and (b) the date on which all of the Shares are repurchased by the Buyer pursuant to Section 3.2 (the “Escrow Period”). Notwithstanding the foregoing, however, if the Student Enrollment at all Qualified Educational Institutions is equal to or greater than two hundred thousand (200,000) on December 31, 2010 and there occurs either (a) an IPO (as such term is defined below) or (b) a Change of Control, then Seller shall be entitled, by notice given to the Escrow Agent and Buyer, to cause the Escrow Agent to release to Seller a number of shares equal to the Student Enrollment at all Qualified Educational Institutions immediately prior to the date of such IPO or the consummation of such Change in Control (the “Post IPO Release Right”). Further, the Seller agrees to deliver and deposit with the Escrow Agent a Stock Assignment duly endorsed (with date and number of shares blank) in the form attached hereto as Exhibit C, together with the certificate or certificates evidencing the Shares. The foregoing documents are to be held by the Escrow Agent and delivered by the Escrow Agent in accordance with the Escrow Agreement in the form attached hereto as Exhibit D. Any cash, other property or securities distributed in respect of the Shares held in escrow and any substituted securities described in Section 3.5 below shall immediately be delivered to the Escrow Agent to be held in escrow in the same manner as such Shares. In the event Buyer shall repurchase or acquire any Shares subject to the Repurchase Right, (x) the Escrow Agent shall release from escrow and cancel a certificate for the number of Shares (or substituted securities described in Section 3.5) so repurchased or acquired and (y) the Escrow Agent shall release from escrow and (i) return to Buyer any cash distributions made in respect of such Shares and (ii) cancel any certificates representing distributions of securities made in respect of such Shares. Upon the release to Seller of any of the Shares held by the Escrow Agent, the Escrow Agent shall also release from escrow to Seller all substituted or additional securities and/or other property in respect of such Shares described in Section 3.5 below.

3.5 Substituted Securities or Property. In the event of a stock split, a recapitalization, a Change in Control (as such term is defined below), dividend or other distribution or transaction affecting or in respect of the Buyer’s outstanding securities, any substituted or additional securities and/or cash or other property which is/are by reason of such transaction distributed with respect to any Shares, into which such Shares are converted or for which such Shares are substituted, shall immediately be subject to the Repurchase Right. Appropriate adjustments to reflect the distribution of such securities or property shall be made to the number and/or class of the Shares. Appropriate adjustments shall also, after each such transaction, be made to the price per share to be paid upon the exercise of the Repurchase Right in order to reflect any change in the Buyer’s outstanding securities affected without receipt of consideration therefor; provided, however, that the aggregate repurchase price payable by the Buyer for the Shares shall remain the same.

3.6 Restrictions on Transfer.

(a) Restrictions During the Escrow Period. During the Escrow Period, neither the Shares held in escrow nor any interest therein may be directly or indirectly transferred, sold, assigned, pledged, hypothecated, or otherwise disposed of except with the prior written consent of the Board of Directors of the Buyer. The Buyer shall not be required to transfer any Shares on its books which shall have been sold, assigned or otherwise transferred in violation of this Section 3.6, or to treat as the owner of such Shares, or to accord the right to vote as such owner or to pay dividends to, any person or organization to which any such Shares shall have been so sold, assigned or otherwise transferred, in violation of this Section 3.6. Notwithstanding the foregoing, the Seller may transfer any or all of his Shares (i) to his spouse or children or to a trust or other legal entity established for the benefit of his spouse, children or the Seller, or (ii) under his will or by the laws of intestacy, or (iii) to Dean McCormick and/or Douglas Connon, (each a “Permitted Transfer”); provided, in each case referred to in clause (i), (ii) or (iii), that (A) such Shares shall remain subject to this Agreement, (B) such permitted transferee shall, as a condition to such transfer, deliver to the Buyer a written instrument confirming that such transferee shall be bound by this Agreement, and (C) such permitted transferee shall make representations and warranties to the Buyer substantially in the form of Sections 4.1(i) through (l) hereof; and provided further that, with respect to a Permitted Transfer referenced in clause (iii), (A) the aggregate number of Shares transferred to such transferees may not exceed two percent (2%) of all of the Shares, and (B) any such Shares so transferred shall remain subject to the Repurchase Right on a pro rata basis with the Shares not so transferred by the Seller. Amendment as Exhibit E.

(b) Right of First Refusal.

(i) Following the Escrow Period, Seller shall not sell any Shares to any third party (other than in a Permitted Transfer) unless the Seller shall first deliver a written notice to Buyer, which shall be irrevocable for a period of twenty (20) days after delivery thereof, offering to sell such Shares at the purchase price and on the other material terms at which it proposes to sell the Shares to such third party (the “Notice of Intention to Sell”). Buyer shall have the right of first refusal and option for such twenty (20) day period (the “ROFR Period”), to purchase all (but not less than all) of the Shares so offered at the purchase price and on such terms.

(ii) Buyer may exercise such right by delivering a written notice to the Seller within the ROFR Period. The closing of any sales of Shares under the terms of this Section 3.6(b) shall be made at the offices of Buyer on a mutually satisfactory business day within fourteen (14) days after the expiration of the ROFR Period. Delivery of certificates or other instruments evidencing such Shares duly endorsed for transfer to Buyer shall be made on such date against payment of the purchase price therefor.

(iii) If Buyer does not elect to exercise its right in accordance with Section 3.6(b)(ii) above, then the Seller may sell to the third party any part of the Shares so offered for sale at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms, stated in the Notice of Intention to Sell, at any time within ninety (90) days after the expiration of the ROFR Period. In the event any or all of the Shares are not sold by the Seller during such ninety (90) day period, the right of the Seller to sell such remaining Shares shall expire and the obligations of this Section 3.6(b) shall be reinstated.

(iv) Notwithstanding anything in this Section 3.6(b) to the contrary, any third party purchaser or other transferee of Shares pursuant to this Section 3.6(b) shall agree in writing in advance with the parties Buyer to be bound by and comply with Sections 3.6(b) and (c) of this Agreement.

(c) Drag-Along Rights. In the event of the acquisition of the Buyer by another entity by means of any transaction or series of related transactions to which the Buyer is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation, but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Buyer outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Buyer held by such holders prior to such transaction, at least a majority of the total voting power represented by the voting securities of the Buyer or such surviving entity outstanding immediately after such transaction or series of transactions (a “Change in Control”), then the Seller agrees to:

(i) in the event such transaction requires the approval of stockholders of Buyer, (A) if the matter is to be brought to a vote at a stockholder meeting, after receiving proper notice of any meeting of stockholders of the Buyer to vote on the approval of a Change in Control, to be present, in person or by proxy, as a holder of shares, at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings; and (B) to vote (in person, by proxy or by action by written consent, as applicable) all Shares in favor of such Change in Control;

(ii) in the event that the Change in Control is to be effected by the sale of shares by stockholders of the Buyer other than Seller (the “Selling Stockholders”) without the need for stockholder approval, Seller shall consent to a sale of all of the Shares (or in the event that the Selling Stockholders are selling fewer than all of their shares of capital stock of the Buyer, a number of the Shares in the same proportion as the Selling Stockholders are selling) to the person to whom the Selling Stockholders propose to sell their shares, for the same per-share consideration (on an as-converted basis) and on the same terms and conditions as the Selling Stockholders, except that Seller will not be required to sell his Shares unless the liability for indemnification, if any, of Seller in such Change in Control is several, not joint, and is pro rata in accordance with the Seller’s relative stock ownership of the Buyer, and will not exceed the consideration payable to the Seller, if any, in such transaction; and

(iii) execute and deliver all related documentation and take such other action in support of the Change in Control as shall reasonably be requested by the Buyer.

(d) Termination. The right of first refusal and option granted by Seller under Section 3.6(b) above, and Seller’s obligations under Section 3.6(c) above, will automatically terminate upon the earliest to occur of (i) the date that Buyer becomes subject to the reporting requirements of Section 12 of the Securities Exchange Act of 1934, as amended, or any successor public reporting requirements, (ii) the date of consummation of the first underwritten public offering of common stock of Buyer pursuant to a registration statement filed with the Securities and Exchange Commission (an “IPO”) under the Securities Act of 1933, as amended (the “Securities Act”), or (iii) immediately upon the consummation of a Change in Control.

3.7 Tax Agreements. The Buyer and the Seller, as a result of arm’s length bargaining, agree that:

(a) Neither the Seller nor any Affliliate of Seller has rendered, or will at any time after the date of this Agreement render, any services to the Company in connection with this Agreement and this Agreement does not require the Seller to provide any services to the Company in the future;

(b) The Shares are not being issued as compensation;

(c) The Intellectual Property does not constitute a trade or business of the Seller or any Affiliate of Seller for the purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”); and

(d) All tax returns and other information of each party relative to this Agreement and the Shares issued pursuant hereto shall consistently reflect the matters agreed to in this Section 3.7. Without limiting the foregoing, neither Party shall (i) make an election under Section 83(b) of the Code, with respect to the Shares, (ii) file a Form 8594 with the United States Internal Revenue Service, or (iii) issue a Form 1099 or other similar information return to Seller with respect to the issuance of the Shares to Seller.

4. REPRESENTATIONS AND WARRANTIES

4.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

(a) He owns all right, title and interest in and to the Intellectual Property.

(b) There are no assignments, transfers, conveyances, or Liens affecting his right, title and interest in or to the Intellectual Property that are currently in force or currently existing that will in the future come into force.

(c) Seller has the sole right to grant the rights hereunder and has not granted any right or license to any Third Party to use the Intellectual Property, including any rights of first or last refusal or other options to negotiate rights in the Intellectual Property.

(d) No royalties, honoraria or other fees are payable to any Third Party for the use of or right to use any Intellectual Property.

(e) The Intellectual Property does not infringe any patent, copyright or trademark of any Third Party or otherwise violate the rights of any Third Party and no claim has been made or threatened alleging any such violation.

(f) To Seller’s knowledge, no Third Party has violated any right of Seller in the Intellectual Property.

(g) No Third Party has challenged the ownership, use, validity or enforceability of the Intellectual Property.

(h) None of the execution, delivery or performance of this Agreement by the Seller, the consummation by it of its obligations hereunder, or compliance by it with any of the provisions of this Agreement will result in the loss or impairment of the Seller’s or the Buyer’s right to own or use the Intellectual Property.

(i) Seller will acquire its Shares hereunder for his own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act. Seller is an “accredited investor” within the meaning of Paragraph (a) of Rule 501 promulgated by the Securities and Exchange Commission under the Securities Act.

(j) Seller acknowledges that, during the course of this transaction and prior to his acquisition of any Shares hereunder, he has had the opportunity to ask questions of and receive answers from representatives of the Buyer concerning the Shares, and to obtain additional information, documents, records and books relative to the Buyer, its business, and an investment in the Buyer.

(k) Seller further represents that he understands and agrees that all certificates evidencing any of the Shares whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any other securities laws. These securities have been acquired for investment and not with a view to distribution or resale. Such securities may not be offered for sale, sold, delivered after sale, transferred, pledged or hypothecated in the absence of an effective registration statement covering such securities under the Securities Act of 1933, as amended, and any other applicable securities laws, unless the holder shall have obtained an opinion of counsel reasonably satisfactory to the corporation that such registration is not required.”

(l) Seller understands that none of the Shares have been registered under the Securities Act or any other applicable securities laws, and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and other applicable securities laws or unless an exemption from such registration is available. Seller agrees not to resell or otherwise dispose of all or any part of the Shares acquired by it except as permitted by law, including, without limitation, any regulations under the Securities Act and other applicable securities laws. Seller acknowledges and understands that the Buyer does not have any present intention and is under no obligation to register the Shares or under the Securities Act and other applicable securities laws.

4.2 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) Such Party has the full power and authority to enter into and perform this Agreement;

(b) This Agreement constitutes the valid and binding obligations of such Party, enforceable against it or him in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally, and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law);

(c) The execution, delivery and performance by such Party of this Agreement will not (i) conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which such Party is a party or by which such Party is bound or (ii) constitute a violation by such Party of any law, regulation, ordinance, order, writ, judgment, injunction, decree or other requirement of any governmental body or court applicable to such Party;

(d) No consent, approval or authorization of, or designation, declaration or filing with, any person, entity or governmental authority is required on the part of such Party in connection with the execution, delivery and performance of this Agreement

(e) There is no claim, litigation, proceeding or governmental investigation pending or, to such Party’s knowledge, threatened, or any order, injunction or decree outstanding, against such Party that would prevent or have a material adverse effect on the rights, duties or obligations of the Parties as set forth in this Agreement.

4.3 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

(a) As of the date hereof, Buyer is authorized to issue 30,000,000 shares of Common Stock, of which 3,734,677 shares are issued and outstanding, 1,012,314 shares of Series A Preferred Stock, of which 1,012,314 shares are issued and outstanding, 1,622,078 shares of Series B Preferred Stock, of which 1,622,078 shares are issued and outstanding, 4,315,216 shares of Series C Preferred Stock, of which 4,276,216 shares are issued and outstanding, 3,250,000 shares of Series C-1 Preferred Stock, of which 3,249,795 shares are issued and outstanding, and 3,999,999 shares of Series D Preferred Stock, of which 3,994,886 shares are issued and outstanding, and there is no other capital stock of Buyer of any class or series issued or outstanding. All of the outstanding Preferred Stock of Buyer (of every series) is convertible into shares of Common Stock of Buyer on a one share for one share basis. The Buyer currently has outstanding (i) stock options entitling the holders thereof to purchase an aggregate of 2,497,490 shares of the Buyer’s Common Stock, and (ii) warrants entitling the holders thereof to purchase up to 25,000 shares of the Buyer’s Common Stock and 39,000 shares of the Buyer’s Series A Preferred Stock. As of the date hereof, except as stated in the immediately preceding sentence, there is no outstanding right, subscription, warrant, call, option, convertible instrument or other agreement of any kind that obligates or could obligate the Buyer to issue any capital stock of any class or series.

(b) The Shares, when issued to Seller in accordance with this Agreement, will be duly issued, validly authorized, full paid and non-assessable shares of Buyer’s Common Stock

(c) The financial statements of Buyer as of and for the years ended December 31, 2005, December 31, 2006 and December 31, 2007 previously provided by Buyer to Seller, (i) are in accordance with the books and records of Buyer, and (ii) fairly present the financial position and the results of operations of Buyer as of the dates and for the periods indicated.

(d) No representation or warranty of the Buyer contained in this Agreement, and no statement, report, or certificate furnished by or on behalf of Buyer to the Seller or its agents pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

(e) Seller acknowledges that Buyer has not made any representations or warranties, express or implied, with respect to Buyer or the Shares except as expressly set forth in this Agreement.

5. COVENANTS

5.1 Further Assurances. At any time and from time to time after the Closing, each of the Parties shall, without further consideration, execute and deliver to the other Party such additional instruments of transfer and assumption, and shall take such other action as the other may reasonably request to carry out the transactions contemplated by this Agreement and effect an orderly transition.

5.2 Future Sales by Buyer. Buyer will use commercially reasonable efforts to ensure that its and its Affiliates’ personnel give equal priority to selling services using the Higher One Technology to the colleges and universities listed on Exhibit B by not creating any compensation plan that disproportionately incentivizes such sales and other personnel to sell Buyer’s services to potential customers which are not listed on Exhibit B.

5.3 Investor Rights Agreement. As soon as practicable after the Closing, but in any event within sixty (60) days after the Closing, Buyer shall (a) cause the Amended and Restated Investor Rights Agreement, dated as of December 22, 2004, by and between the Buyer, the founders and the investors named therein (the “Investor Rights Agreement”) to be amended to make the Seller a party to the Investor Rights Agreement as a “Designated Founder” and “Common Stockholder” (as such terms are defined in the Investor Rights Agreement) and to provide that all Common Stockholders holding at least 800,000 shares of the Buyer’s common stock shall have the information and other rights set forth in Section 5.1 and Section 5.2 of the Investor Rights Agreement, or (b) execute and deliver to Seller a separate agreement between Buyer and Seller, in form and substance reasonably satisfactory to Seller, under which Seller will be granted all of the rights contemplated to be granted to Seller under clause (a) above.

6. INDEMNIFICATION

6.1 Survival.

(a) All representations, warranties, covenants and agreements made by either Party shall survive the Closing and the consummation of the transactions contemplated by this Agreement, subject to Section 6.1(b). The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and agreements shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreements.

(b) All of the representations and warranties of Seller contained in this Agreement and all claims and causes of action with respect thereto or with respect to Section 6.2(a)(iii) below shall survive the Closing and continue in full force and effect for a period of forty-two (42) months thereafter; provided, however, that the representations and warranties of Seller contained in Sections 4.1(a), 4.1(b), 4.1(c) and 4.2 and all claims and causes of action with respect thereto shall survive for a period equal to the applicable statute of limitations. All of the representations and warranties of Buyer contained in this Agreement and all claims and causes of action with respect thereto shall survive the Closing and continue in full force and effect for a period of forty-two (42) months thereafter; provided, however, that the representations and warranties of Buyer contained in Sections 4.2, 4.3(a) and 4.3(b) and all claims and causes of action with respect thereto shall survive for a period equal to the applicable statute of limitations. Notwithstanding any other provision of this Agreement, (i) no Buyer Indemnified Party (as defined below) otherwise entitled to indemnification under this Agreement may make or assert any claim for indemnification with respect to any matter unless a written notice pertaining thereto is given to Seller prior to the expiration of the applicable time limitation set forth in this Section 6.1(b), and (ii) no Seller Indemnified Party (as defined below) otherwise entitled to indemnification under this Agreement may make or assert any claim for indemnification with respect to any matter unless a written notice pertaining thereto is given to Buyer prior to the expiration of the applicable time limitation set forth in this Section 6.1(b). The termination of the representations and warranties provided herein shall not affect the rights of a Buyer Indemnified Party in respect of any claim made by such Buyer Indemnified Party in a written notice received by Seller prior to the expiration of the applicable survival period provided herein. The termination of the representations and warranties provided herein shall not affect the rights of a Seller Indemnified Party in respect of any claim made by such Seller Indemnified Party in a written notice received by Buyer prior to the expiration of the applicable survival period provided herein.

6.2 Indemnification.

(a) Subject to Section 6.1(b) above, and Sections 6.2(c), 6.3 and 6.4 below, Seller shall indemnify and hold harmless Buyer, and its Affiliates, directors, officers, employees, agents and other representatives (collectively, the “Buyer Indemnified Parties”), against all loss, liability, claims, damage, expense, fines, or penalties (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the Seller Indemnifying Parties and Buyer Indemnified Parties) (collectively “Losses”) that any Buyer Indemnified Party may suffer, sustain or become subject to as a result of, arising out of, or in connection with: (i) any breach by Seller of any representations or warranties contained in this Agreement; (ii) any breach by Seller of his covenants or other agreements contained in this Agreement; or (iii) any infringement claim by a Third Party against any Buyer Indemnified Party related to the Intellectual Property; provided, however, that no indemnification shall be required if the Intellectual Property in question has been modified subsequent to the Closing or has been used in combination with other intellectual property, and no infringement would have occurred in the absence of such modification or use in combination with other intellectual property.

(b) In addition to any other rights and remedies it may have, Buyer may set-off against the Shares then held by the Escrow Agent (based upon the then current fair market value of the Shares as periodically determined by an independent valuation firm selected by the Buyer in connection with the Buyer’s “409A valuation” process) any amount payable to any Buyer Indemnified Party pursuant to this Section 6.2; provided that Buyer has a reasonable basis in fact for making such set-off and gives Seller reasonable notice of its intent to do so. No such set-off shall constitute an accord and satisfaction or otherwise modify the rights or obligations of the Seller under this Agreement or constitute a breach by Buyer of its obligations hereunder, or be determinative of any Party’s rights or obligations with respect to the matter in question, and any such set-off shall be without prejudice to any Party’s rights with respect to such matter. Without limiting the generality of the preceding sentence, the Seller hereby acknowledges and agrees that Buyer’s exercise of its rights pursuant to the preceding sentence shall not limit any Buyer Indemnified Party’s right to recover any amounts owed to it that exceed the amount obtained by exercise of those rights and such exercise shall not be in substitution of or in any way limit such Buyer Indemnified Party’s exercise of its other rights and remedies hereunder, or under any other agreement or applicable law.

(c) Notwithstanding any other provision of this Agreement, the maximum aggregate liability of the Seller Indemnifying Parties shall in no event exceed Two Million Five Hundred Thousand Dollars ($2,500,000).

(d) Buyer shall indemnify and hold harmless Seller and its Affiliates, directors, officers, employees, agents and other representatives (collectively, the “Seller Indemnified Parties”), against all loss, liability, claims, damage, expense, fines or penalties (including reasonable fees and expenses of counsel in any matter, whether involving a third party or between the Buyer and the Seller Indemnified Parties) that any Seller Indemnified Party may suffer, sustain or become subject to as a result of any breach of any warranties, covenants or other agreements of Buyer contained in this Agreement.

6.3 Notice and Defense of Third Party Claims.

(a) Any notice of a claim for indemnification under this Section 6 with respect to a claim by a third party (a “Third Party Claim”) shall be in writing, shall, to the extent practicable, identify the provision(s) of this Agreement with respect to which the claim is made, the facts giving rise to the claim and, if ascertainable, the amount of the liability asserted by reason of the claim, and shall be accompanied by copies of all pleadings, correspondence and other communications pertaining to the Third Party Claim (collectively, a “Claim Notice”). Promptly after receipt by an indemnified Party under this Section 6 of notice of a Third Party Claim, the indemnified Party shall, if a claim in respect of the Third Party Claim is to be made against an indemnifying Party under this Section 6, deliver a Claim Notice pertaining thereto to the indemnifying Party; provided, however, the failure to deliver a Claim Notice to the indemnifying Party shall not relieve it of any liability that it may have to any indemnified Party, except (i) as provided in Section 6.1(b) above, or (ii) to the extent the indemnifying Party demonstrates that the defense of the Third Party Claim is materially prejudiced by the delay. In case any Third Party Claim is asserted against an indemnified Party and it shall give a Claim Notice pertaining thereto to the indemnifying Party, the indemnifying Party shall be entitled to participate in the Third Party Claim at its own expense and, to the extent that it shall wish, to assume the defense of the Third Party Claim with counsel reasonably satisfactory to the indemnified Party. After notice from the indemnifying Party to the indemnified Party of its election so to assume the defense of the Third Party Claim, the indemnifying Party shall control the defense of the Third Party Claim and shall not be liable to the indemnified Party under this Section 6, for any fees of other counsel or any other expenses, in each case subsequently incurred by the indemnified Party in connection with the defense of the Third Party Claim (it being understood, however, that the indemnified Party shall be entitled to participate in the Third Party Claim at its own cost and expense).

(b) If an indemnifying Party assumes the defense of a Third Party Claim, no compromise or settlement of the Third Party Claim may be effected by the indemnifying Party without the indemnified Party’s consent, unless (i) there is no finding or admission of any violation of law and no effect on the indemnified Party’s business or on any other claims that may be made against the indemnified Party, (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying Party and (iii) the compromise or settlement includes an unconditional release of the indemnified Party from all liability by the claimant or the plaintiff. If a Claim Notice is given to an indemnifying Party pertaining to a Third Party Claim and it does not, within twenty (20) days after the indemnified Party’s notice is given, give notice to the indemnified Party of its election to assume the defense of the Third Party Claim, the indemnified Party shall control the defense of such Third Party Claim and may compromise or settle such Third Party Claim at the sole cost and expense of the indemnifying Party (subject to the limitations set forth in this Article 6), and the indemnifying Party shall be bound by any determination made with respect to such Third Party Claim or any compromise or settlement of the Third Party Claim effected by the indemnified Party. The Parties shall cooperate with each other in the defense of any claims described in this Section 6.3.

6.4 Limitations. Notwithstanding any other provision of this Agreement:

(a) The Buyer Indemnified Parties and the Seller Indemnified Parties will use commercially reasonable efforts to mitigate any Losses.

(b) Each Party acknowledges and agrees that the sole and exclusive monetary remedy with respect to any and all claims (other than claims of fraud or intentional misrepresentation) relating to this Agreement, whether stated in terms of breach of contract, breach of representation and warranty, indemnification, or otherwise, shall be pursuant and subject to the indemnification provisions set forth in this Article 6; provided, however, that nothing herein shall limit the rights of any Party to seek and obtain injunctive, equitable or similar relief of any kind. Any liability for indemnification under this Agreement will be determined without duplication of recovery by reason of the state of facts giving rise to the liability constituting the breach of more than one representation, warranty, covenant or agreement.

(c) No Seller Indemnified Party or Buyer Indemnified Party shall be entitled to indemnification to the extent of any insurance proceeds to which any such person is entitled with respect the matters giving rise to the claim for indemnification.

(d) All amounts recoverable by the Buyer Indemnified Parties from the Seller or by the Seller Indemnified Parties from the Buyer, as the case may be, shall be net of tax benefits received by the Buyer Indemnified Parties or the Seller Indemnified Parties, as the case may be, on account of any Losses subject to indemnification hereunder. In the event the tax benefits cannot reasonably be determined with certainty at the time the indemnification payments are otherwise due and payable hereunder, the Seller or Buyer, as the case may be, shall not delay payment hereunder on account of such uncertainty and the Parties agree to negotiate in good faith a reasonable estimate of the tax benefits in order to permit the Seller’s or Buyer’s, as the case may be, timely payment of all indemnification amounts hereunder. To the extent the Seller indemnifies any Buyer Indemnified Party or the Buyer indemnifies any Seller Indemnified Party, as the case may be, on any claim referred to in the previous sentence, the Buyer Indemnified Party or the Seller Indemnified Party shall, to the extent applicable, pay to the Seller or the Buyer, respectively, the amount of any net tax benefits subsequently determined to have been received by the Buyer Indemnified Parties or the Seller Indemnified Parties on account of the Losses with respect to which indemnification was paid by the Seller or the Buyer.

7. MISCELLANEOUS

7.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given on receipt when delivered personally or sent by facsimile with delivery confirmation, or one day after delivery by a reputable overnight courier (receipt confirmed), or four days after the postmark date if mailed by registered mail, return receipt requested, to the address set forth below (or at such other address as a Party may specify by notice to the other):

If to Buyer:

Higher One, Inc.

25 Science Park

New Haven, Connecticut 06511

Facsimile No.: (203) 776-7796

AttentionMark Volchek

with a copy to:

Wiggin and Dana LLP

265 Church Street

New Haven, CT 06508-7001

Facsimile No.: 203-782-2889

Attention: Paul A. Hughes, Esq.

If to Seller:

Kevin Jones

752 Rodeo Circle

Orange, CA 92869

Facsimile No.: (714) 730-2524

with a copy to:

McConnell, Dunning & Barwick LLP

15 Enterprise, Suite 360

Aliso Viejo, CA 92656

Facsimile No.: (949) 900-4401

Attention: Scott McConnell

7.2 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Connecticut, without giving effect to principles governing conflicts of law that would cause the law of any other jurisdiction to apply.

7.3 Jurisdiction. (a) In the event a cause of action arising under or in connection with this Agreement is initiated by Buyer, the courts of the State of California and the United States District Court for the Central District of California shall have exclusive jurisdiction over the Parties with respect to such dispute or controversy, and (b) in the event a cause of action arising under or in connection with this Agreement is initiated by Seller, the courts of the State of Connecticut and the United States District Court for the District of Connecticut shall have exclusive jurisdiction over the Parties with respect to such action. Each of the Parties submits to the jurisdiction of those courts, including the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with Section 7.1) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. These consents to jurisdiction shall not be deemed to confer rights on any person other than the Parties.

7.4 Assignment. No Party may assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of the other Party, which may be withheld for any reason or for no reason, except that either Party may assign its rights and delegate its duties to a successor to such Party’s entire business and Buyer may, without the consent of Seller, (a) assign its rights under this Agreement to any Affiliate of Buyer, and (b) collaterally assign any or all of its rights and interests hereunder to one or more lenders of Buyer.

7.5 Publicity. Seller may not issue any press release or other public statement or announcement regarding this Agreement or the transactions contemplated by this Agreement without the consent of the Buyer. Buyer shall not issue any press release or other public statement or announcement regarding this Agreement or the transactions contemplated by this Agreement that names or refers to Evisions without the consent of the Evisions.

7.6 Counterparts. This Agreement may be executed in multiple counterparts, which together shall constitute a single instrument. Facsimile delivery of an executed counterpart shall be valid and binding for all purposes.

7.7 Entire Agreement. This Agreement, including the schedules and exhibits hereto, contains a complete statement of all the arrangements between the Parties with respect to its subject matter, supersedes any previous agreements between them relating to that subject matter, and cannot be amended, modified or terminated except in a written document executed by the Parties.

7.8 Severability. The invalidity of any provision or portion of a provision of this Agreement shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

7.9 No Third-Party Beneficiaries. Other than as set forth in Section 6, this Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

7.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by either Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.11 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant.

7.12 Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Intellectual Property Purchase Agreement to be executed on the date first set forth above.

SELLER

/s/ Kevin B. Jones
Kevin Jones

BUYER
HIGHER ONE, INC.

By:	/s/ Mark Volchek
Name:	Mark Volchek
Title:	CFO

List of Exhibits to Intellectual Property Purchase Agreement

The following is a list of the exhibits to the Intellectual Property Purchase Agreement by and between Higher One, Inc. and Kevin Jones, which exhibits have been omitted from this Exhibit 2.2 pursuant to Item 601(b)(2) of Regulation S-K. Higher One Holdings, Inc. undertakes to furnish supplementally to the SEC, upon request, a copy of any omitted exhibit.

Exhibits

Exhibit A	Intellectual Property

Exhibit B	Potential Qualified Educational Institutions

Exhibit C	Stock Assignment Separate From Certificate

Exhibit D	Form of Escrow Agreement